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Exhibit 99.1

Press Release of ECC International Corp. dated September 25, 2003.

Cubic Corporation Acquires Majority Ownership of ECC International Corp. and
Announces Subsequent Offering Period
For Outstanding ECC Common Stock

        San Diego, Calif. and Orlando, Fla.—September 25, 2003-San Diego-based Cubic Corporation (AMEX:CUB) and Orlando, Fla.-based ECC International Corp. (AMEX:ECC) today announced that Cubic has acquired the majority ownership of ECC. The acquisition was completed through a tender offer by CDA Acquisition Corporation, a wholly-owned subsidiary of Cubic, for all the outstanding shares of ECC common stock at a price of $5.25 per share.

        The tender offer commenced August 27, 2003 and expired at midnight, EDT, September 24, 2003. All shares of ECC common stock validly tendered and not properly withdrawn prior to the expiration of the tender offer have been accepted for payment and will be paid for by Cubic promptly. Approximately 7.3 million shares of ECC common stock (including shares tendered pursuant to stockholder tender agreements and through notice of guaranteed delivery) were validly tendered and not properly withdrawn prior to the expiration of the tender offer. The 7.3 million shares constitute approximately 87.6 percent of the total number of outstanding shares of ECC common stock plus shares of ECC common stock issuable upon the exercise of currently-outstanding "in the money" options to acquire shares of ECC common stock.

        Cubic also announced that it has elected to provide a subsequent offering period in connection with the tender offer. The subsequent offering period will begin today (September 25, 2003) at 9:00 a.m. EDT and will expire at 5:00 p.m. EDT, October 10, 2003. During the subsequent offering period, CDA Acquisition Corporation will accept for payment all outstanding shares of ECC common stock that are validly tendered at a price of $5.25 per share, which is the same price offered for shares of ECC common stock tendered in the initial tender offer, and promptly pay for such shares of ECC common stock after such shares are tendered. Shares of ECC common stock tendered during the subsequent offering period may not be withdrawn.

        After the expiration of the subsequent offering period, Cubic intends to complete the acquisition of ECC by merging CDA Acquisition Corporation into ECC, after which ECC will become a wholly owned subsidiary of Cubic.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. Investors and security holders are advised to read Cubic's Tender Offer Statement on Schedule TO with respect to the tender offer and ECC's Solicitation/Recommendation statement on Schedule 14D-9 and all amendments to those documents. Those documents contain important information about the tender offer and the merger. Investors and security holders are urged to read these documents carefully and may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies may also be obtained from Georgeson Shareholder Communications, 17 State Street, 10th Floor, New York, NY 10004.

About Cubic Corporation

        Cubic Corporation is parent to two major segments: defense and transportation. The Cubic Defense Applications group provides realistic combat training systems for military forces as well as simulation, force modernization, educational, operations and maintenance and manufacturing services. The group also supplies products and systems for Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) applications, search and rescue avionics, and radio communications for military and civil markets. The Cubic Transportation Systems group designs and manufactures automatic fare collection systems for public mass transit, including rail and buses, throughout the world.

About ECC International

        ECC International Corp. is a world leader in the design, development and production of simulators and related training programs for crew, operator and maintainer training. ECC provides a wide range of products and services used by all branches of the U.S. Department of Defense and by armed forces in 25 other countries.

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  Exhibit 99.1